Exhibit 107

Calculation of Filing Fee Tables

Form S-3

STRYVE FOODS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type(1)	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A Common Stock, $0.0001 par value per share	457(a) and 457(c)	7,964,550	(2)	$0.5134	$4,089,000	(3)	$.0001102	$451
Fees Previously Paid	—	—	—	—		—	—		—	$—

	Total Offering Amounts									$451

	Total Fee Offsets									—

	Net Fee Due									$451

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Class A Common Stock being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder, as a result of stock splits, stock dividends or similar transactions.
(2)	The amount to be registered includes 7,964,550 shares of Class A Common Stock issuable upon exercise of the warrants.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants of $0.5134.